Exhibit 99.1

Focus Universal Inc. Announces Acquisition of AVX Design & Integration

Focus Universal, Inc. (OTCQB: FCUV) ("Focus Universal" or the "Company"), a developer of IOT technologies including its Universal Smart Instrumentation Platform (''USIP''), announced it has completed the acquisition of AVX Design and Integration (“AVX”) a design and installation provider for high performance Audio Visual, Home Theater, Lighting Control, Automation and Integration.

"This addition to Focus Universal is aligned with the company’s effort to become a leading provider in residential and commercial IOT" said Dr. Desheng Wang, chief executive officer of Focus Universal. "For the company to be disruptive in the residential and commercial automation markets, we want to work with experts who have years of hands-on experience in the industry.”

With this acquisition, Focus will bring on a company with over 20 years in design and installation of residential and commercial automation products. The AVX team will provide valuable insight towards R&D efforts for new products developed by Focus and provide another potential sales channel to sell the devices. The Company aims to use AVX as a great foundation to build upon and continue to expand its sales efforts.

About Focus Universal

Focus Universal Inc. (OTCQB: FCUV) is a Universal Smart Instrumentation Platform ("USIP") developer and Universal Smart Device ("USD") manufacturer for the Internet of Things market. The Company's USIP generalizes instruments into a reusable foundation and architecture-specific components (sensor modules), which together replace the functions of traditional instruments at a fraction of the cost. The USIP has an open architecture and features the ability to connect thousands of sensors and probes from different industries and vendors communicating with the same device. This interoperability and reusability gives Focus Universal a major edge over competitors.

For more information, visit www.focusuniversal.com.

Contact Information

Desheng Wang

626-272-3883

IR@focusuniversal.com